Exhibit 10.1

TRI-ARTISAN PARTNERS LLC

Merchant Banking

May 4, 2004

Mr. Frank J. Massino

Chairman and Chief Executive Officer

Senetek PLC

620 Airpark Road

Napa, CA 94558

Dear Mr. Massino:

This is to confirm the engagement of Tri-Artisan Partners LLC (“Tri-Artisan”) on an exclusive basis to render financial advisory and investment banking services to Senetek PLC (the “Company”) on the terms hereof in connection with the possible (a) sale, merger, consolidation, reorganization or other business combination or similar transaction involving at least 50% of the business, assets or stock of the Company, or (b) the purchase or other acquisition by the Company for cash, stock of the Company or other consideration of businesses, assets or stock of another company with an aggregate value of at least $10 million, whether effected in one transaction or a series of transactions, on terms and conditions satisfactory to the Company (a “Transaction”).

In this connection, Tri-Artisan will:

(i) familiarize itself with the business, operations, properties, financial condition, management and prospects of the Company and its divisions;

(ii) assist the Company in preparing a memorandum for distribution to potential buyers, describing the Company and/or its divisions and its business, operations, properties, financial condition and prospects, it being specifically agreed that (a) such memorandum shall be based entirely upon information supplied by the Company, which information the Company will warrant to Tri-Artisan, to the best of the senior executive team’s knowledge, to be complete and accurate in all material respects, and not misleading in any material respect (it being understood that any warranty to third parties shall be solely pursuant to any definitive agreement for a Transactions), and (b) the Company shall be solely responsible for the accuracy and completeness of such memorandum;

(iii) seek to introduce the Company to companies and persons who might be interested in a transaction involving the Company and/or its divisions;

590 Madison Avenue, 27th Floor

New York, NY 10022

Tel. (212) 610-1500

Fax (212) 610-1501

Member NASD, SIPC

May 4, 2004

(iv) advise the Company with respect to the structure and financial terms of any contemplated or proposed possible Transaction and the negotiating strategy to be used in connection therewith:

(v) assist the Company in analyzing and valuing the business and assets of other companies that might be involved in a Transaction;

(vi) assist the Company in any discussions and negotiations for a Transaction which may ensue.

The engagement shall be undertaken in two phases. Tri-Artisan shall be paid a $25,000 retainer upon execution of this engagement letter (which retainer shall be credited against any fee owed to Tri-Artisan upon the closing of a Transaction) and in consideration thereof shall perform the services described in subparagraphs (i) and (ii) above. Following review by the Company’s management and Board of Directors of the draft memorandum described in subparagraph (ii), Tri-Artisan’s principal representatives for the engagement shall meet with management and the Board of the Company to review the memorandum and Tri-Artisan’s evaluation of the Company’s opportunities to maximize shareholder value. If following such meeting the Board of Directors gives notice to Tri-Artisan that it elects to proceed with the engagement, Tri-Artisan shall thereupon be paid an additional $25,000 retainer (which shall be credited against any fee owed to Tri-Artisan upon the closing of a Transaction) and shall proceed with the additional services described in subparagraphs (iii) through (vi).

If during the term of this engagement a Transaction occurs, regardless of whether the party or parties to a Transaction were identified by Tri-Artisan or whether Tri-Artisan rendered advice concerning a Transaction, then Tri-Artisan shall be paid a cash fee at the closing (subject to the payment provisions below) equal to the greater of $500,000 and 1.50% of Aggregate Consideration.

Tri-Artisan will be entitled to 33.3% of any break-up fee or other termination fee, received by the Company, for any transaction not consummated.

At the request of the Company, Tri-Artisan may, at its sole discretion, undertake a study to enable it to render its opinion with respect to the fairness from a financial point of view of the consideration proposed to be paid to the Company or its security holders in connection with a Transaction, subject to the execution of a separate engagement letter which will provide for an opinion fee of $250,000 payable at such time as Tri-Artisan delivers the opinion to the Board of Directors of the Company, which opinion fee shall be credited toward any fee owed by the Company to Tri-Artisan upon the closing of a Transaction.

For purposes of this engagement, the term Aggregate Consideration means the aggregate amount of cash or cash equivalents and the fair market value (on the date of payment) of securities (whether debt or equity) or assets receivable by the Company, its employees or its security holders, as the case may be, or by any subsidiary of the

May 4, 2004

Company (including, without limitation, amounts paid by the Company, the Company’s subsidiaries or the buyer in a Transaction such as a leveraged recapitalization or pursuant to covenants not to compete, employment contracts, employee benefit plans or other similar arrangements). Aggregate Consideration shall also include (i) the amount of any indebtedness (including capital leases) of the Company and/or divisions assumed, continued, defeased, refinanced or otherwise paid in connection with a Transaction and (ii) if a Transaction involves the acquisition of all or a substantial part of the operating assets of the Company, the excess, if any, of (x) the value of any current assets not sold, over (y) the value of any current liabilities not assumed by the buyer.

The fair market value of publicly-traded equity securities included in the Aggregate Consideration shall be the average of the last sales prices for such securities on the principal securities market on which they are traded during the period of 20 trading days ending five days prior to the consummation of a Transaction. The fair market value of debt securities shall be equal to the aggregate principal amount thereof, and the fair market value of any other securities issued for which there is no existing public trading market during such period, or any other non-cash consideration delivered or retained in connection with a Transaction, will be the value mutually determined in good faith by the Company and Tri-Artisan.

In the event that a Transaction is closed, but the consideration is receivable in installments (it being understood that the full principal amount of debt securities shall be deemed received at closing) or subject to contingencies, Tri-Artisan’s fee shall be subject to the same payment schedule or contingencies and will be paid upon the payment of each such installment on a pro rata basis (subject in all events to the satisfaction of the minimum cash fee of $500,000 at closing described above). Fees on amounts paid into escrow shall be payable upon the establishment of such escrow, except where the escrow is established pending determination of the purchase price as, for example, in the case of a closing audit.

In addition to any fees payable hereunder, Tri-Artisan shall be reimbursed by the Company for its reasonable out-of-pocket expenses (including reasonable legal fees and disbursements) in connection with this engagement without regard to whether a Transaction is consummated, provided that such reimbursement shall not exceed $50,000 without the Company’s consent which the Company agrees shall not be unreasonably withheld.

In order to coordinate the efforts to effect a Transaction satisfactory to the Company (and its security holders) during the period of our engagement hereunder, the Company will not initiate any discussions looking toward a Transaction involving the Company and/or its divisions except through Tri-Artisan. In the event that the Company, its directors, management or controlling shareholders receive any inquiry or are otherwise aware of the interest of any third party in a Transaction involving the Company and/or its divisions, they will promptly inform Tri-Artisan of the prospective buyer and its interest.

May 4, 2004

Tri-Artisan and the Company have entered into a separate indemnification agreement, dated the date hereof and attached hereto as Schedule A, providing for the indemnification of Tri-Artisan by the Company in connection with Tri-Artisan’s engagement hereunder, the terms of which are incorporated by reference herein. The Company acknowledges that the Company’s execution and delivery of the indemnification agreement was a condition to Tri-Artisan’s execution and delivery of this letter agreement.

This engagement shall continue in effect through the date on which the Board of Directors elects to continue the engagement as provided above, and if it so elects, for a minimum of one year from the date of this letter or upon such date as mutually agreed by the Company and Tri-Artisan.

If a Transaction shall occur within twelve (12) months of the termination of this engagement, then Tri-Artisan shall be paid a fee in accordance with the fee provisions above.

This letter agreement contains the entire agreement between the Company and Tri-Artisan concerning the engagement of Tri-Artisan by the Company, and no modifications of this agreement or waiver of the terms and conditions hereof will be binding upon either party, unless approved in writing by both parties. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereunder.

Please confirm that the foregoing is in accordance with your understandings and agreements with Tri-Artisan by signing and returning to us the duplicate of this letter enclosed herewith.

Very truly yours,

TRI-ARTISAN PARTNERS LLC

By:	/s/ ROGER C. KAHN
Roger C. Kahn
Managing Director

CONFIRMED AND AGREED:

SENETEK PLC

By:	/s/ FRANK J. MASSINO
Frank J. Massino
Chairman and Chief Executive Officer

SCHEDULE A

May 4, 2004

Tri-Artisan Partners LLC

590 Madison Avenue, 27th Floor

New York, NY 10022

Gentlemen:

This letter will confirm that we have engaged you to advise and assist us in connection with the matter or matters described in the separate engagement letter among ourselves of even date herewith (the “Engagement Letter”). In consideration of your agreement to act on our behalf in connection with such matter or matters, we agree to indemnify and hold Tri-Artisan Partners LLC (“Tri-Artisan”) and its affiliates, and the controlling persons, members, partners, managers, shareholders, directors, officers, employees and agents of Tri-Artisan and its affiliates (Tri-Artisan and all such entities and persons being herewith called “Indemnified Parties”) harmless from and against any losses, claims, damages or liabilities (or actions or proceedings, including security holder actions or proceedings, in respect thereof) related to or arising out of such engagement or role as advisor with respect to the Transaction (as defined in the Engagement Letter) in connection therewith, and the undersigned will, at its own expense and with counsel of its choosing, investigate, prepare for and defend any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Party is a party. We will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are finally determined to have resulted from the willful misconduct or gross negligence of the Indemnified Parties. We also agree that the Indemnified Parties shall have no liability (whether direct or indirect, in contract or tort or otherwise) to us for or in connection with such engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by us that are finally determined to have resulted from the willful misconduct or gross negligence of Tri-Artisan.

In the event that the foregoing indemnity is unavailable (except by reason of willful misconduct or gross negligence of Tri-Artisan), then we shall contribute to amounts paid or payable by the Indemnified Parties, in respect of the losses, claims, damages and liabilities sustained or incurred by the Indemnified Parties, in such proportion as appropriately reflects the relative benefits received by, and fault of Tri-Artisan and us in connection with the matters as to which such losses, claims, damages or liabilities relate and other equitable considerations; provided, however, that in no event shall the amount to be contributed by Tri-Artisan exceed the amount of the cash fee actually received by Tri-Artisan from us under the terms of the Engagement Letter. The foregoing shall be in addition to any rights that the Indemnified Parties may have at common law or equity or otherwise.

May 4, 2004

If indemnification is to be sought hereunder by an Indemnified Party, then Tri-Artisan, or such Indemnified Party, shall notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure to so notify the Company shall not relieve the Company of any liability that it may have under the foregoing indemnification provisions except to the extent that it has been prejudiced in any material respect by such failure, or from any liability which it may otherwise have to the Indemnified Parties. Following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs subsequently incurred by the Indemnified Parties (other than reasonable costs of investigation and preparation) in connection therewith, unless (i) the Company has failed to provide counsel reasonably satisfactory to the Indemnified Parties, or (ii) counsel which has been provided by the Company reasonably determines that its representation of the Indemnified Parties would present it with a conflict of interest or such counsel has advised Tri-Artisan, that there may be one or more legal defenses available to it which are inconsistent with those available to the Company. The Company shall not be liable for the fees and expenses of more than one separate counsel, approved by Tri-Artisan, representing all the Indemnified Parties in such action or proceeding, plus one firm of local counsel in the jurisdiction in which such action or proceeding is brought to the extent such local counsel is required to effectively defend against such action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected without its written consent; provided, however, that such consent shall not be unreasonably withheld, delayed or conditioned. The Company will not, without the prior written consent of an Indemnified Party, settle any claim, action or proceeding as to which such Indemnified Party shall be entitled to indemnification hereunder, unless such settlement results in a complete discharge of all obligations and liabilities of such Indemnified Party, with respect to such claim or action (without such Indemnified Party being required to take or forebear from taking any action).

The Company will pay to Tri-Artisan, as the case may be, in addition to the other fees and expenses payable to Tri-Artisan, the out of pocket expenses, as incurred and as properly documented by Tri-Artisan, for any of your respective members, managers, officers, directors, employees or agents devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters or otherwise with respect to hearings, trials, pretrial matters and other proceedings in any way relating to, or referred to in, or arising out of your engagement or your respective roles in connection therewith. The Company will also pay the fees and expenses of your counsel in connection with the matters referred to in this paragraph.

May 4, 2004

It is understood that, in connection with the Engagement Letter, Tri-Artisan, may also be engaged to act for us in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. This agreement shall apply to each such engagement and any modification of any of such engagements, and shall remain in full force and effect following their completion or termination. This agreement may not be amended or modified except in writing signed by all of the affected parties, and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereunder.

Very truly yours,

SENETEK PLC

By:	/s/ FRANK J. MASSINO
Frank J. Massino Chairman and Chief Executive Officer

CONFIRMED AND AGREED:

TRI-ARTISAN PARTNERS LLC

By:	/s/ ROGER C. KAHN
Roger C. Kahn Managing Director